864 Spring St.NW Atlanta, GA30308 ncrvoyix.com

May 13, 2024
Anthony Radesca

Dear Anthony,

Welcome to NCR Voyix, a global technology company that runs the everyday transactions that make your life easier.
With a global presence in 35 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to make every customer interaction with their business an exceptional experience.
We are pleased to present you with this offer of employment at NCR Voyix. I am certain you will be a key contributor to this organization. On behalf of my team, we look forward to you joining us.

Employer (Legal Entity): NCR Voyix Corporation (the ‘Company’ or “NCR Voyix”)

Position: Your title upon hire will be SVP & Chief Accounting Officer

Job Grade: E4

Reporting To: Brian Webb Walsh

Business Unit: Corporate Finance and Accounting

Location: West Islip, NY

Start Date: May 14, 2024

© 2024 NCR Voyix, All rights reserved. NCR Voyix – Confidential. Use and Disclose Solely Pursuant to Company Instructions.

864 Spring St.NW Atlanta, GA30308 ncrvoyix.com

Base Salary:
Your annual base salary will be $400,000 per year, commencing as of your Start Date.
The Company operates on a bi-weekly pay schedule. You will be paid two-weeks’ salary every other Friday following the close of the preceding pay cycle. Pay Calendars are available on the Company Portal on HR Central.
Management Incentive Plan - MIP:
Effective upon your start date, you will participate in NCR Voyix’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR Voyix’s results and your individual performance.

Your MIP incentive opportunity for the 2024 year will be 60% of base salary. Your MIP payout for the 2024 plan year, to the extent payable, will be issued in or about March 2025.

Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be a current employee at the time of payment in order to receive the annual bonus payout.

Equity Award:
Subject to your acceptance of this offer and your timely execution of the associated award agreements, you will receive an NCR Voyix equity award with a grant value of US$420,000, to be delivered in the form of NCR Time-Based Restricted Stock Units, as described below. The effective date of the grant (“Grant Date”) will be on or around your start date following approval of the grant.

On the Grant Date, NCR Voyix will grant you Time-Based Restricted Stock Units (the “Time- Based Units”), each of which represents a single share of NCR Voyix common stock. The actual number of Time-Based Units will be determined by taking the value of the award and dividing it by the closing price of NCR Voyix stock on the Grant Date. The result shall be rounded to the nearest whole unit. Subject to your continued employment with NCR Voyix at that time, 100% of the Time-Based Units will vest ratably on an annual basis over three years from the Grant Date. The Time-Based Units will be subject to the standard terms and conditions found in the award agreements.

© 2024 NCR Voyix, All rights reserved. NCR Voyix – Confidential. Use and Disclose Solely Pursuant to Company Instructions.

864 Spring St.NW Atlanta, GA30308 ncrvoyix.com

Your equity award will be issued under the terms of NCR Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award are outlined in the award agreement contained on Fidelity’s website. Within several weeks of your Grant Date, your award should be loaded to Fidelity’s system. You can access your award at www.netbenefits.fidelity.com. Please review the grant information carefully, including the award agreement, and indicate your acceptance of the award and of the grant terms by clicking on the appropriate button within the prescribed time for acceptance. You must accept the award agreement in order to receive the benefits of the award. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by e-mail at stock.administration@ncr.com.

Long-term Equity Incentive program (LTI) for 2025 and beyond:
As an executive at NCR Voyix, you will be eligible to participate in the annual Management Long-Term Incentive (LTI) Equity Award Program. For 2025, your target incentive award will be $420,000 and comprised of grants of the same type and in similar proportion as are awarded to other senior executives of NCR Voyix. As an eligible participant, you will be considered for an LTI equity award based on your individual contributions, your relative performance amongst peers, as well as your future potential to contribute to NCR Voyix’s success. LTI equity awards are not guaranteed and are generally granted during February of each year, subject to approval by the Committee of the NCR Voyix Board of Directors.

You must be a current employee of NCR Voyix on the applicable grant date in order to be eligible to receive any NCR Voyix LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefit.

Section 409A of the Code:
While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and

© 2024 NCR Voyix, All rights reserved. NCR Voyix – Confidential. Use and Disclose Solely Pursuant to Company Instructions.

864 Spring St.NW Atlanta, GA30308 ncrvoyix.com

are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules:
•Any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses.
•The amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any other calendar year.
•Your right to have the Company reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.
Notwithstanding any other provision of this letter, NCR Voyix may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

Vacation/Holidays:
Under the Company's vacation policy, you are entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of Company service, whichever provides the greater benefit. A detailed breakdown of the vacation benefit can be found in the 'Benefits Summary' document.
The Company recognizes the following as paid holidays:
New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.
The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Severance:
If you are terminated without Cause or resign for Good Reason, you will be eligible for severance pursuant to the terms of the NCR Voyix Corporation 2024 Executive Severance Plan, adopted March 13, 2024. Eligibility for severance benefits is conditioned upon your agreement to, execution of, and non-revocation) of a general release of all claims in a form reasonably acceptable to NCR Voyix, as set out in the Plan.

© 2024 NCR Voyix, All rights reserved. NCR Voyix – Confidential. Use and Disclose Solely Pursuant to Company Instructions.

864 Spring St.NW Atlanta, GA30308 ncrvoyix.com

Benefits:
You are eligible for benefits to be effective on the first day of employment with the Company. You have 30 days from your date of hire to enroll for health insurance (medical, dental and vision benefits) as well as other disability and life insurance plans. If you do not enroll for coverage when eligible, you will be defaulted into Core Benefits for Basic Life Insurance, Core Short-Term and Long-Term Disability Insurance only. During this timeframe you will also have the opportunity to cover your eligible dependents retroactive to your first day of employment. A summary outlining available benefits programs is provided in the ‘Benefits Summary’ Document.

Employee Stock Purchase Plan:
The Employee Stock Purchase Plan gives full-time employees the opportunity to become owners in the Company and enter into a long-term savings plan while participating in the growth of the Company. For additional details regarding the plan, please visit the ESPP page on the NCR Voyix intranet.

Variations:
The Company reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.
This offer of employment is contingent upon your agreement to the conditions of employment outlined in this employment letter and Appendix A and its Attachments A, B, C, and D, and your successful passing of a background check.
This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.
Please indicate your decision on this offer of employment by electronically signing all offer documentation within three days (3) days from the date of this offer. Please also save/print a copy of the offer documentation for your files.

© 2024 NCR Voyix, All rights reserved. NCR Voyix – Confidential. Use and Disclose Solely Pursuant to Company Instructions.

864 Spring St.NW Atlanta, GA30308 ncrvoyix.com

Anthony, I am excited about the contributions, experience and knowledge you can bring to the Company. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company’s reputation.

Sincerely,
Brian Webb Walsh EVP & CFO

Accepting this Offer of Employment:
By accepting and signing the Company's offer of employment you certify to the Company that you are not subject to a non-competition agreement with any company or to any other post- employment restrictive covenants that would preclude or restrict you from performing the Company position being offered in this letter. We also advise you of the Company's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by the Company.

You further acknowledge that this employment letter and Appendix A reflect the general description of the terms and conditions of your employment with the Company and is not a contract of employment for any definite duration of time. The employment relationship with the Company is by mutual consent ("Employment at Will"). This means either you or the Company have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to the Company's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed

/s/ Anthony Radesca
Date:     5/13/24

© 2024 NCR Voyix, All rights reserved. NCR Voyix – Confidential. Use and Disclose Solely Pursuant to Company Instructions.